Exhibit 10.22

MERGE HEALTHCARE INCORPORTED

6737 W. Washington Street Milwaukee, WI 53214-3151, U.S.A. (414) 977-4000 phone (414) 977-4020 fax

July 3, 2008

Antonia Wells
80 Park Lane Circle
Richmond Hill, ON
L4C 6S8

Dear Antonia:

On behalf of Merge Healthcare Incorporated (“Merge Healthcare” or the “Company”), I’m very pleased to offer you employment as President, Merge OEM, reporting to Justin Dearborn, CEO.

Please read this offer carefully. If it accurately sets forth our understanding, please sign it and the attached Employee Confidentiality and Intellectual Property Assignment Agreement and return it to me at your earliest convenience. If you have any questions or concerns, please let me know so we can clarify same.

The following points detail the compensation plan we are offering for this important role:
Base Compensation: Start Date:	$200,000 CDN per year base pay (bi-weekly payroll, 26 pay periods per year). June 5, 2008
Bonus: Term:	Bonus target of 100% of base salary. Achievement of bonus will be tied to factors defined by the Compensation Committee, and could result in a bonus amount which is more or less than the targeted bonus. Payable annually.
Your employment as President, Merge OEM, commences June 5th, 2008 and shall be of indefinite duration, but may be terminated in accordance with the
Termination provisions outlined below.
Stock Options:	200,000 options granted. Options will vest at 25% per year on the anniversary of the grant date. These options are non-qualified with a 6 year term. All options will vest upon a change in control of the Company. Notwithstanding the above, the terms and conditions of the options will be set forth in the 2005 Equity Plan and the stock option award agreement. You agree and acknowledge that if your employment is terminated for any reason whatsoever, you will not be entitled to compensation for any loss of value for stock options resulting from such termination.
Termination:	Your employment shall end on the earliest of:

(i)	Your resignation, in which case you agree to provide four (4) weeks written advance notice of your intention to resign. Such notice is solely for the benefit of Merge Healthcare and may be waived, in whole or in part, by Merge Healthcare;

(ii)	Your termination by Merge Healthcare for just cause as recognized by the laws of the province of Ontario, in which case Merge Healthcare shall only be required to pay you to the date of your termination;

(iii)	Your termination by Merge Healthcare for any other reason besides just cause, in which you will be entitled to the greater of :

(a) the minimum amounts of notice and severance as prescribed by the Ontario Employment Standards Act, 2000; or

(b) Salary continuation for a period of 12 months based upon your annualized salary as of the date of your termination, payable in accordance with the Company’s normal payroll practice at the time of termination, subject to all usual payroll deductions. Benefit continuation will be for the period of notice prescribed under the Employment Standards Act, 2000; thereafter, only such benefits that are permitted by the group insurance carrier beyond the Employment Standards Act, 2000 notice period will be continued until such time as you commence alternate employment or the end of the 12 month salary continuation period, whichever first occurs. In order to obtain any amounts in excess of that which is prescribed by the Ontario Employment Standards Act, 2000, you will be required to execute a full and final release in favour of Merge Healthcare (including its officers, directors, employees, subsidiaries and affiliates) and honour your obligations of Non-Competition and Non-solicitation for a period of 12 months as specified below.

(iv)	Disability, which means your ability to perform the essential duties of your position for a period of 180 days in a 365 day period, in which case the Company may elect to treat your disability as frustrating the contract of employment. The Company, however, will fully honor its obligation to accommodate your disability and will endeavor to work with you, your physicians and other medical personnel, in order to facilitate your return to work before making any decision that your employment has been frustrated.

Employee Review: Stock Purchase Plan: Vacation Time:	Performance and compensation will be reviewed annually. There are no guarantees of future compensation increases.
You will be eligible to participate in the Merge Employee Stock Purchase Plan on July 1, 2008.
You will continue to be eligible for 20 vacation days per annum.

Confidentiality & Intellectual Property:

Nothing in this offer derogates from your obligations under the Employee Confidentiality and Intellectual Property Assignment Agreement which you executed on or about July 15th, 1999. In addition, you agree to the terms and condition in the enclosed Employee Confidentiality and Intellectual Property Assignment Agreement in favor of Merge Healthcare, which forms part of this Offer.

Exclusive Services:

While employed by Merge Healthcare, you agree not to work for, or provide services to, any other person or entity, except with the express written permission of Merge Healthcare.

Non-Competition & Non-Solicitation (of Customers):

For a period of twelve months after the termination of your employment with Merge Healthcare for any reason whatsoever, you agree not to, unless you have the prior written consent from Merge Healthcare, which consent may be withheld by Merge Healthcare, acting reasonably:

(i) directly or indirectly contact any Customer of Merge Healthcare (or any of its subsidiaries or affiliates) for the purposes of providing or selling to those Customers services or products similar to, or competitive with, the services or products provided by Merge Healthcare;

(ii) directly or indirectly transact any business with any Customer of Merge Healthcare (or any of its subsidiaries or affiliates) relating to services or products similar to, or competitive with, the services or products provided by Merge Healthcare in the previous twenty-four months to that Customer.

For the purposes of this Non-Competition provision, Customer shall mean (i) any person or entity to whom Merge Healthcare or any of its subsidiaries or affiliates has provided services or products at any time in the 18 month period immediately prior to the termination of your employment and with which or whom you have had contact; or (ii) any entity to whom Merge Healthcare or any of its subsidiaries or affiliates has submitted a bid, quotation, estimate, or a response to Request for Proposal (RFP), Request for Tender (RFT), Expression of Interest (EOI), Request for Quotation (RFQ), at any time in the 12 month period immediately prior to the termination of your employment and with which or whom you have had contact, regardless of whether such bid, quotation, estimate or response has been successful or not.

Non-Solicitation (of Employees):

For a period of twelve months after the termination of your employment with Merge Healthcare for any reason whatsoever, you agree not to, unless you have the prior written consent from Merge Healthcare, which consent may be withheld by Merge Healthcare, acting reasonably:

(i)	on your own behalf, or on behalf of any entity with whom you are connected, directly or indirectly solicit any employee employed by Merge Healthcare or any of its affiliates or subsidiaries at the time of your termination or within the six month period immediately prior to the termination your employment, for the purposes of obtaining the services of such employee, either as an employee or consultant.

You acknowledge that this offer letter, the enclosed Employee Confidentiality and Intellectual Property Assignment Agreement, the above-referenced Employee Confidentiality and Intellectual Property Assignment Agreement executed on our about July 15th, 1999, and the above-referenced 2005 Equity Plan and the stock option award agreement form the entirety of the contract of employment between you and Merge Healthcare Incorporated. You confirm that there are no “side deals”, understandings, warranties, promises, representations, either orally or in writing, that are part of the contract of employment between you and Merge Healthcare.

General Terms:

This agreement shall be interpreted in accordance with the laws of Ontario, Canada. Any disputes shall be resolved by way of negotiation and failing resolution by way of negotiation, resort may be had to the courts of the Province of Ontario, Canada.

In the event that a court of competent jurisdiction finds any term or provision in this agreement to be unenforceable, illegal, void or voidable for any reason, the court shall be entitled to read the balance of the agreement without reference to the offending term or provision, i.e. shall sever the offensive term or provision, and shall enforce the balance of the agreement without reference to the offending term or provision.

You acknowledge that as President, Merge OEM, you are a fiduciary of Merge Healthcare and acknowledge that nothing in this agreement derogates from your duties as a fiduciary.

You also acknowledge having received a copy of Merge Healthcare’s Code of Ethics and Whistleblower Policy and represent that you have conducted yourself in accordance with the Code of Ethics and Whistleblower Policy and as President, Merge OEM, will continue to conduct yourself according. You further acknowledge that breaches of the Code of Ethics or Whistleblower Policy may constitute a serious and material breach of your employment agreement with Merge Healthcare and may lead to disciplinary action, up to and including termination.

Antonia, I am certain that your skills and abilities will make tremendous contributions towards the success of the Merge Healthcare team. Please review, sign, and return to me by no later than July 11, 2008.

Sincerely,

/s/ Greg Leszczynski
Greg Leszczynski
Vice-President, Human Resources

MERGE HEALTHCARE

Encl: Employee Confidentiality & IP Assignment Agreement

ACKNOWLEDGEMENT AND ACCEPTANCE

I hereby accept employment as President, Merge OEM of Merge Healthcare Incorporated on the terms and conditions outlined herein. I have had an opportunity to seek financial and legal advice of my own choosing. This agreement is effective as of June 5, 2008.

/s/ Antonia Wells		7/4/08

Antonia Wells	Date
Company Receipt of Executed Copy Acknowledged:
/s/ Greg Leszczynski		7/8/08

Greg Leszczynski	Date

Vice President, Human Resources